VIRBAC CORPORATION

Ms. Jean M. Nelson, Chief Financial Officer
817-831-5030

FOR IMMEDIATE RELEASE

VIRBAC CORPORATION APPOINTS NEW CHIEF EXECUTIVE OFFICER

FORT WORTH, TX, October 1, 2004 – Virbac Corporation (OTC BB: VBAC.PK) announced today that it has appointed Dr. Erik R. Martinez as the Company’s President and Chief Executive Officer. Dr. Martinez began his career with Virbac, an affiliate of Virbac Corporation, in 1994 when he became General Manager of Virbac’s Mexican Operations. In 1997, Dr. Martinez was promoted to Regional Director for Latin America and in early 2003 he became the Area Director for Virbac’s Pacific Region where he had responsibility for all aspects of the Pacific Region’s business. Prior to joining Virbac, Dr. Martinez started his career in the animal health pharmaceutical industry in 1980 with Elanco and then in 1990 he joined Boehringer Ingelheim Vetmedica.

Dr. Martinez received his D.V. M. from the National University of Mexico and holds a Masters of Business Administration from University of the Americas located in Mexico City.

Mr. Pascal Boissy, Chairman of Virbac’s Board of Directors, cited Dr. Martinez’s expertise in the animal care industry as well as his operational experience as the key reasons the Board appointed him as the Company’s CEO. Mr. Boissy said, “Dr. Martinez has proven leadership skills and we are very pleased to have him join Virbac Corporation as its Chief Executive Officer. We are confident that under Erik’s leadership we will build on Virbac’s existing strengths in the US markets and expand Virbac’s industry position.”

Dr. Martinez will replace Mr. David G. Eller as President and Chief Executive Officer. Mr. Eller, who was President of DuPont Pharmaceuticals – Europe prior to joining Virbac Corporation as interim President and Chief Executive Officer in December 2003, has completed his assignment.

Virbac Corporation, located in Fort Worth, Texas, markets leading veterinary products under the brand names of Soloxine®, C.E.T. ® Home Dental Care, the Allerderm line of dermatology products, IVERHART™ PLUS Flavored Chewables, and Preventic® Plus. For more information on Virbac and its products, please visit www.virbaccorp.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “could,” “designed,” and similar expressions may identify forward-looking statements. These forward-looking statements are based upon estimates and assumptions that are subject to risks and uncertainties. Because of these risks and uncertainties, some of which may not be currently ascertainable and many of which are beyond Virbac’s control, actual future events may deviate from the estimates and assumptions on which the forward-looking statements are based. Deviations between actual future events and Virbac’s estimates and assumptions could lead to results that are materially different from those expressed in or implied by the forward-looking statements contained in this press release. Virbac does not intend to update these forward-looking statements to reflect actual future events.